EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into this 19th day of June, 1997, by and between COMPSCRIPT, INC. (the "Company"), and ROBERT J. GARDNER (the "Employee").

                                    RECITALS

         WHEREAS, the Company is engaged on a nationwide and international basis in the business of wholesale distribution, exportation of pharmaceuticals, and providing without limitation, support, durable medical equipment sale and rental, laboratory testing, x-ray, speech, physical therapy, and consulting services to the Long Term Care, Institutional Care, and Alternate Care markets and provides mail service pharmaceuticals and pharmacy benefits management for others; (the "Business") and

         WHEREAS, the Employee desires to be employed by the Company, and the Company is willing to employ the Employee upon the terms and conditions hereafter stated, in which employment the Employee may become familiar with many trade secrets, plans, programs, processes, procedures and manner of operation, computer systems, customized software, management information systems, departmental manuals, customers, customer lists, client prospects, financial, statistical and accounting data, methods and type of client solicitation, methods of service preferred by clients, ideas, marketing programs, fees paid by clients, fees, salaries and bonuses to employees and independent contractors and capabilities of officers and employees, documents, agreements, and independent contractors and capabilities of officers and employees, documents, agreements, contracts and other arrangement, personnel information, matters of internal organization and other confidential information, in each case, of the Company (collectively, "Trade Secrets");

         WHEREAS, the Company exercises substantial efforts to maintain the secrecy of the Trade Secrets as the Trade Secrets derive independent economic value from not being generally known and readily ascertainable by proper means by others who can obtain economic value from their disclosure or use;

         WHEREAS, the Trade Secrets are original and proprietary to the Company, its founders and/or shareholders and have been developed and obtained only after grate effort and expense by the foregoing;

         WHEREAS, great loss and damage would be sustained by the Company, if during the term of this Agreement or following its termination, the Employee were to make any of the Trade Secrets learned or obtained during the term of employment available to other persons engaged in competition with the Company or use the same in competition with the Company; and


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         WHEREAS, the parties desire to define the duties and responsibilities of each of the parties hereto, and the Company desires to employ the Employee only upon the terms and conditions hereafter stated.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto do hereby agree as follows:

         1. EXCLUSIVE EMPLOYMENT; DUTIES; COMPENSATION. The Company hereby agrees to employ the Employee in its business pursuant to the terms and conditions set forth herein and the Employee agrees to devote substantially all of the Employee's time, attention and skill to the business of the Company. The Employee's duties with the Company shall be commensurate with the Employee's skills and experience. The Company agrees that the Employee's position, base salary, moving/relocation reimbursement, bonus compensation, deferred compensation, additional compensation and benefits, severance pay, and termination payments following a change of control are those set forth in the Addendum to this Employment Agreement. The Company agrees to provide the Employee with a suitable office, secretarial assistance, a computer, and the use of or access to all facilities and equipment adequate for performance of Employee's duties. The Employee agrees not to accept other employment that would prevent Employee from performing the duties prescribed by the Company during the term of this Agreement except with the written consent of the Company. The Company may from time to time, direct that the Employee perform work for others, commensurate with Employee's skills and experience, such work being performed, however, as an employee of the Company. The Employee's compensation hereunder may be increased from time to time by the Company. The Employee shall be entitled to participate in only those employee benefit plans and other benefits and incentives as the Company shall determine in its sole discretion.

         2. MANNER OF PERFORMANCE OF EMPLOYEE'S DUTIES. Employee shall at all times faithfully, industriously and to the best of Employee's ability, experience and talent perform all duties that may be required of and from him pursuant to the terms hereof. Such duties shall be rendered at such places as the Company shall in good faith require or as the interests, needs, business and opportunities of the Company shall require or make advisable; however, the Company will not change the Employee's principal office to a location outside the Palm Beach, Broward County, Florida area.

         3. RESTRICTIONS ON EMPLOYEE AUTHORITY. Employee shall not have any authority to make, enter or agree to make or enter into any contracts, commitments or obligations on behalf of the Company without the Company's prior written consent.

         4. ASSIGNMENT OF CERTAIN RIGHTS. In consideration of employment and other benefits of value, the Employee, on the Employee's behalf and on behalf of the Employee's heirs and representatives, agrees to assign and transfer and hereby assigns and transfers to the Company, its successors and assigns, as applicable, all of the


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Employee's right, title and interest in any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible, that the Employee, either solely or jointly with others, has conceived, made, acquires, suggested, reduced to practice, or otherwise created during employment with the Company, and which relate in any manner to any of the business, services or products, techniques, processes or procedures, products, designs, data or systems of the Company. The Employee further agrees that upon the termination of the employment of the Employee for any reason, to immediately return to the Company any tangible items relating to any such inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible.

         5. TRADE SECRETS; CONFIDENTIALITY.

                  (a) The Employee hereby acknowledges that the Trade Secrets, all of which are original or proprietary with the Company, its founders or shareholders, regardless of whether such information is considered to be confidential or proprietary by third parties, were developed only after great effort and expense by the Company, its founders and/or shareholders, are considered by them to be confidential and substantially affect the effective and successful conduct of the business and goodwill of the Company. The Company exercises substantial efforts to maintain the secrecy of the Trade Secrets, which derive independent economic value from not being generally known or readily ascertainable by proper means by others who can obtain economic value from their disclosure or use.

                  (b) The Employee shall not, both during the term of this Agreement or at any time after its termination (regardless of the manner or validity of termination), at any time or in any form, manner or fashion either directly or indirectly, disseminate, divulge, disclose, use or communicate any Trade Secrets to any person, firm, corporation, association, entity or organization (collectively, "Organization"). No business conducted by Employee or any Organization of which Employee, directly or indirectly, is an owner, officer, director, partner, shareholder, employee, agent, advisor or consultant in any state or country in which the Company and/or any of its affiliates conduct business shall use any name, designation or logo which is substantially similar to that used by the Company. Upon the termination of Employee's employment with the Company, the Employee (regardless of the manner or validity of termination) shall immediately return to the Company any and Trade Secrets and other tangible information and property obtained from or relating to the Company or to which the Employee has access in good condition, normal wear and tear excepted.

                  (c) The Employee shall not, both during the term hereof or for a period of two (2) years thereafter, discuss the terms of this Agreement or the Employee's compensation with the Company, with any other employee of the Company or any person whom the Employee reasonably believes would directly or indirectly communicate


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such information to any other employee of the Company. The Employee further agrees not to at any time remove any Trade Secrets from the Company's premises without the prior written approval of the President of the Company.

         6. NON-COMPETE. The Employee agrees that the Employee is or shall be employed by the Company as Vice President and a member of the Executive Committee, or such other positions as the Company shall from time to time direct commensurate with Employee's skills and experience, and has or will become familiar with the Company's business.

                  The Employee further agrees that during the term of this Agreement and for a period of two (2) years following its termination (regardless of the manner o or validity of termination), the Employee will not, directly, become or remain interested in, associated with, employed by, an owner, officer, director, partner, shareholder, employee, agent, advisor or consultant in or indebted to any organization that is engaged in the business or any other business similar to that of the Company's, excluding a retail or hospital pharmacy not engaged in competition with CompScript, Inc. that is operating in any form, manner or fashion, directly within one hundred (100) miles of any office of the Company.l

                  The Employee acknowledges that because of the Employee's access to the Company's Trade Secrets and other confidential information, a violation of this covenant will cause irreparable injury to the Company and its affiliates.

         7. NON-SOLICITATION OF CUSTOMERS OR CLIENTS. Notwithstanding any other provisions hereof, the Employee shall not, during the term of this Agreement and no longer than the same period of time actively employed, not to exceed 18 months following its termination (regardless of the manner or validity of termination), at any time or in any manner, either directly or indirectly, for the Employee's own behalf or, for or on behalf of any Organization (other than the Company), solicit or attempt to solicit any business similar to the business from any customers or clients of the Company. A "customer" or "client" shall mean any Organization with which the Company has dealt with or provided services to, regardless of whether such organization was solicited or provided services by the Employee at any time during such employment, whether during the usual hours of employment or otherwise.

         8. NON-SOLICITATION OF EMPLOYEES. Notwithstanding any other provision of this Agreement the Employee agrees that during the term of this Agreement and for a period of two (2) years following its termination (regardless of the manner or validity of termination) at any time or in any manner, either on the Employee's own behalf or for or on behalf of any Organization (other than the Company), directly or indirectly, solicit, divert or otherwise encourage or attempt to solicit, divert or otherwise encourage employees or agents of the Company (including without limitation Pharmacists, Nurses, Therapists and Pharmacy Technicians) to enter into any employment, consulting or


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advisory arrangement or contract with or to perform any services for or on behalf of the Employee or any organization (other than the Company), or to enter into any kind of business, including without limitation the Business or any similar business unless such employee or former employee has not been employed by the Company for a period in excess of twelve (12) months.

         9. FINANCIAL OR OTHER INTEREST. The Company shall be entitled to all benefits and profits arising from or incident to any and all work, services and advice provided by Employee to Company while employed by the Company. The Employee agrees that while employed by the Company the Employee will not have a direct or indirect financial or other interest in a privately-owned Organization, or a direct or indirect substantial financial or other interest in a Publicly-Owned Organization, either of which is a current or potential supplier of goods or services, a customer or client, or a competitor of the Company, unless the circumstances are fully disclosed in writing to the President of the Company and written approval is obtained from such officer. A "substantial" interest in a Publicly-Owned Organization means an ownership interest having a market value of $100,000.00 or more, or a one percent or greater ownership interest in such organization, whichever is less.

         10. GIFTS AND ENTERTAINMENT. The Employee agrees that while employed by the Company the Employee will not accept, directly or indirectly, any loan, gift, gratuity, favor or entertainment of more than normal value from any persons with whom the Company has an existing or a potential relationship as a supplier of goods or services, a customer or competitor if the Employee is offered anything with a value of more than $50.00, the Employee must immediately report such offer to the Employee's immediate supervisor.

         11. USE OF COMPANY PROPERTY. The Employee agrees that while employed by the Company the Employee shall (i) protect and conserve Company property including equipment, supplies and any other property entrusted to the Employee; and (ii) not directly or indirectly, use, or allow the use of, Company property of any kind (including property leased to the Company), for other than Company activities, except with the authorization of a director of the Company.

         12. SENSITIVE PAYMENTS. The Employee agrees that while employed by the Company, the Employee will not for any purpose accept any kickback or payment of cash or other consideration which may be deemed to be illegal.

         13. FINANCIAL AND OTHER BOOKS AND RECORDS. If the Employee is responsible for the completeness and correctness of financial and other books and records, the Employee is required to enter all assets, liabilities, payments and disbursements on such books in accordance with generally accepted accounting principles, as well as with the established practices and policies of the Company, and in a manner that will reflect the nature and purpose as well as the amount thereof. In this connection, the Employee


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shall not knowingly bypass established internal control procedures, or knowingly make any false entries in the books and records for any reason, and the Employee shall not knowingly participate in any procedures that result in such prohibited acts.

         14. PRIOR AGREEMENTS. The Employee hereby represents that the Employee is not aware of any restrictions imposed by any prior agreement(s) with any other party or parties which would, in any way, conflict with or prevent the execution of the responsibilities that pertain to the Employee's position with the Company.

         15. DISABILITIES/LIMITATIONS. The Employee hereby attests that the Employee does not know of any physical, mental or medical impairments which would interfere with the Employee's ability to perform the job for which the Employee was hired.

         16. INDEMNIFICATION. The Company shall indemnify the Employee for all losses and expenses of any kind sustained by the Employee by reason of the fact that he is or was employed by the Company, including without limitation reasonable attorneys' fees and costs incurred by the Employee, regardless whether such fees and costs are incurred in an action or proceeding by or against the Employee, and regardless whether such fees and costs are incurred in any action or proceeding by or against the Company.

         17. TERMINATION. The Company and the Employee hereby agree to notify the other immediately in the event either party elects to terminate this Agreement. The parties further agree that such notice shall contain a description of the termination as one "for cause" or " other than for cause" as defined below.

                  (a) Termination for Cause: The Company may terminate this Agreement only "for cause." For purpose of this Agreement, "cause" shall mean
(i) an act or acts of dishonesty intended to cause substantial enrichment of the Employee at the Company's expense; or (ii) repeated, willful and deliberate breaches of this Agreement. If the Company believes that the Employee has acted or failed to act in a manner that warrants termination"for cause," the Company shall provide 2 weeks written notice to the Employee specifying such acts or omissions. If the Employee fails to correct such actions or omissions within 30 days of written notice, the Company may elect to terminate the Employee "for cause" by immediately paying the Employee all compensation, including but not limited to salary, bonuses, and deferred compensation to which he would have been entitled had the Company not terminated this Agreement prior to the conclusion of its two-year term. The Company shall also maintain until the last day of the two-year term, at its sole expense, all health insurance, life insurance and other coverages held by the Employee at the time of the "for cause" termination.

         The Employee may terminate this Agreement "for cause" if any representative of the Company causes the Employee's working conditions to vary in any material respect from those agreed to herein. In the event of such termination, the Employee shall be entitled to payment as set forth in the preceding paragraph.


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                  (b) Termination other than for Cause: The Company may not
terminate this Agreement "other than for cause." This Agreement and all aspects of the Employee's relationship with the Company -- including all titles, duties and functions -- may be terminated or discontinued only "for cause" as that phrase is defined in subparagraph (a) above.

         The Employee is free at anytime to terminate this Agreement and his relationship with the Company "other than for cause." In the event of such termination, the Company shall have no recourse against the Employee under this Agreement.

         18. MISCELLANEOUS.

                  (a) Employee has carefully read and considered the provisions of this Agreement and, having done so agrees that the restrictions set forth herein (including without limitation, the time period of restriction and the geographical areas of restriction set forth in Sections 6, 7 and 8 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its founders, directors, officers and other employees and to prevent irreparable harm to the foregoing.

                  (b) The parties agree that the covenants of the Employee herein are material parts of the consideration received by the Company for entering into this Agreement and employing the Employee and conditions to such employment and that any breach of Sections 3-13 of this Agreement by the Employee will result in irreparable injury to the Company. For that reason and because the actual damages that might be sustained by the Company might be difficult, if not impossible, to ascertain and may not be adequate to redress any injuries, the Company shall, in addition to any and all other remedies provided by law or otherwise, be entitled to an injunction to prevent a breach or contemplated breach of any covenant of the Employee contained herein.

                  (c) Each of the covenants is independent and severable. Each such covenant shall remain in full force and effect regardless of the enforceability of any other covenant herein, or of the breach thereof by either party. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unenforceable, or that any provision relating to time period or area of restriction exceeds the maximum time period or areas such court deems reasonable, then such portions as shall have been determined to be unreasonably restrictive or unenforceable or to exceed the maximum reasonable time period or area of restriction shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court or to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable and the provision, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision.


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                  (d) Employee shall not delegate the Employee's employment
obligation pursuant to this Agreement to any other person. Employee agrees to perform all acts necessary to enable the Company to learn of and protect the rights it received under this Agreement, including without limitation making full and immediate disclosure to the Company and assisting in the preparation and execution of all documents required to acquire and convey to the Company the rights obtained hereunder and under applicable law.

                  (e) This Agreement and accompanying Addendum contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understanding between the Employee and the Company with respect thereto. No understandings exist between the parties other than as expressed herein. This Agreement and accompanying Addendum may be amended or modified only by written agreement executed by all of the parties hereto. The provisions of the Agreement and accompanying Addendum shall survive the termination of this Agreement and accompanying Addendum.

                  (f) This Agreement is to be considered an agreement entered into and delivered in the State of Florida. The validity, interpretation, construction, effect and enforcement of this Agreement shall be governed by the laws of the State of Florida. The Employee (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Dade, Broward and Palm Beach Counties, Florida, (2) waives any objection that the Employee may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the Florida state courts located in Dade, Broward or Palm Beach Counties, and the United States District Court for the Southern District of Florida in any such suit, action or proceeding. In the event of the commencement of suit to enforce any of the terms of this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees.

                  (g) If either party waives a breach of this Agreement or fails to exercise any right under this Agreement, such waiver of failure to exercise rights shall not be construed as a waiver of any subsequent breach of right under this Agreement, or affect the party's rights thereafter to exercise such rights.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

WITNESSED:                                           COMPANY:

                                                     COMPSCRIPT, INC.

--------------------------------

--------------------------------                     By: /S/ BRIAN A. KAHAN
                                                         ---------------------
                                                         Brian A. Kahan, CEO


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                                                      EMPLOYEE:

--------------------------------

---------------------------------                     /S/ ROBERT J. GARDNER
                                                      --------------------
                                                      Robert J. Gardner


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                         ADDENDUM TO EMPLOYMENT CONTRACT

I.       POSITION

         Vice President, Member of the Executive Committee
         Employment contract for two (2) years

II.      BASE SALARY

         $120,000 annually to start, changing to $150,000 annually on Jan. 1, 1997 and $200,000 annually on Jan. 1, 1998.

III.     MOVING/RELOCATION REIMBURSEMENT

         The Company agrees to provide to the Employee the following within seven calendar days from the date that the Company executes this Addendum.

         A.       Net of taxes $25,000 cash sign on bonus.
         B. Non-qualified Stock Options representing 140,000 shares of CompScript's Common Stock with an exercise price of $5.13 per share as priced on August 22, 1996, which are deemed FULLY vested.
         C. Selling assistance for three (3) months for duplicate living expenses.

IV.      CASH BONUS

         1. A guaranteed $15,000 cash bonus at the end of year one (1)(12 months from the date that the Employment Agreement is executed) and a guaranteed $15,000 cash bonus at the end of year two (2) (24 months from the date that the Employment Agreement is executed).

         2. An additional cash bonus at the end of year one and at the end of year two to be based on Revenue and Operating Income in an amount not less than $10,000 each year. It is understood that a mutually agreed upon plan will be developed.

V.       N/A

         Car allowance of $750 per month:

         Gas credit card for corporate use only;

         Corporate credit card for corporate use only;

         Company health and dental benefit according to COMPScript policy;



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         Company to pay COBRA benefits until company insurance commences;

         Laptop computer and cellular phone (ownership remains with company);

         Company paid life insurance plus additional $750,000 term life policy;

         Four (4) weeks vacation per year; Employee may not carry over paid vacation accrued in one year to the following year;

         Employee shall be entitled to the following paid holidays: New Year's Day, Margin Luther King Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and Christmas Day;

         Employee shall be entitled to ten paid sick days per year;

         If Employee becomes unable to perform his duties under this Agreement due to illness, physical or mental disability or other incapacity, the Company shall continue to pay Employee his full salary and benefits for a period of three (3) consecutive months;

         In the event of the death of a close family member, Employee is entitled to three (3) paid days of bereavement leave.

VI.      SEVERANCE PAY

         In the event of termination of employment or constructive termination of employment, prior to the completion of the two (2) year term of employment, the Employee will receive severance pay as set forth in
         Section 17 of the Employment Agreement.

VII.     TERMINATION FOLLOWING A CHANGE OF CONTROL

         For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control (a) as set forth in Section 280G of the Internal Revenue Code, a (b) of a nature that would be required to be reported in response to Item 1 of the current report of Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

         (1) any "person," other than the Employee, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the

Company's outstanding securities then having the right to vote at elections of directors; or,

         (2) the individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

         (3) there is a failure to elect four or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

         (4) The business of the Company for which the Employee's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

         Anything herein to the contrary notwithstanding, will not apply where the Employee gives the Employee's explicit written waiver stating that for the purposes of this Section a Change of Control shall not be deemed to have occurred. The Employee's participating in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

         An "Attempted Change in control" shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in subparagraphs (1), (2), (3), (4) above, whether or not such attempt is made with the approval of a majority of the then current members of the Board of Directors.

         B. In the event that, within twelve (12) months of any Change in Control of the Company or any Attempted Change in Control of the Company, the Company terminates the Employment of the Employee under this Agreement, for any reason other than for cause, or the Employee's employment is constructively terminated, then, in any such event, such termination shall be deemed to be a Termination by the Company other than for cause and the Employee shall be entitled to such compensation and benefits as set forth in this Agreement.

         C. For purposes of this Section, the Employee's employment shall be deemed constructively terminated in the event one or more of the following events occurs without the express written consent of the Employee:

                  (i) Significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Employee's position; or

                  (ii) A five percent (5%) reduction in the Employee's salary below the salary in effect immediately prior to such reduction or a reduction in the target bonus participation; or

                  (iii) Material breach of the Agreement by the Company; or

                  (iv) Material reduction of the Employee's benefits under any employee benefit plan, program or arrangement (for Employee individually or as part of a group) of the Company as then in effect or as in effect on the effective date or the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

                  (v) Failure by a successor company to assume the obligations under the Agreement; or

                  (vi) Change in the Employee's principal office to a location outside the Palm Beach-Broward County, Florida area.

         D. Anything in this Section to the contrary notwithstanding, in no vent will any action or non-action by the Employee at any time prior to the first anniversary date of the applicable Change in Control or Attempted Change in Control (including any action or non-action prior to the effective date of this Agreement) be deemed consent to any of the events described in this Section.

         E. Anything herein to the contrary notwithstanding, in the event the circumstances giving rise to an Attempted Change in Control are included in those circumstances giving rise to an actual Change in Control, the twelve (12) month period under this Section will be deemed to have recommenced on the date the actual Change in Control occurred.

Addendum acknowledged by the undersigned as of the date specified.

Employee: /S/ ROBERT GARDNER                         Date: /S/ 6/19/96
          --------------------------                      --------------------


COMPANY:

COMPSCRIPT, INC.


By: /S/ BRIAN KAHAN                                  Date: /S/ 6/19/96
    --------------------------------                       -------------------
     Brian A. Kahan, CEO